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                                                                  Exhibit 10.13

                       FOOD SERVICE OPERATIONS AGREEMENT

       This FOOD SERVICE OPERATIONS AGREEMENT ("Agreement") is made and entered into this 21 day of November, 1991 ("Effective Date") by and between MOBEDSHAHI HOTEL GROUP, INC., a California corporation ("MHG"), and IL FORNAIO (AMERICA) CORPORATION, a California corporation ("Restaurant").

                                    RECITALS

         A. Pursuant to the terms of that certain Hotel Operating Agreement, MHG has agreed to assist in the management, operation and promotion of that certain hotel located in the City of San Jose, California, commonly known as the Hotel St. Claire ("Hotel") .

         B. Pursuant to the terms of that certain Restaurant Lease dated currently herewith (the "Restaurant Lease"), Il Fornaio has leased certain space in the Hotel for purposes of operating a first-class restaurant therein.

         C. MHG now desires to retain the services of Il Fornaio for purposes of providing food and beverage services to guests and patrons of the Hotel, and Il Fornaio desires to provide such services to MHG, all upon the terms and conditions set forth hereinbelow.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth hereinbelow, the parties hereto agree as follows:

                 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth hereinbelow:

                          (a)     "Banquet Areas" shall mean the Grand Ballroom,
Meeting Facilities and Spartan Room.

                          (b)     "Consultants" shall collectively refer to two
(2) qualified and experienced restaurant and hotel consultants, one of which shall be selected by MHG (in its sole discretion) and one of which shall be selected by Restaurant (in its sole discretion).

                          (c)     "Courtyard Area" shall mean the area of the
ground floor of the Hotel designated as the "Courtyard Area" on the Site Plan.

                          (d)     "Food Service Areas" shall mean the Courtyard
Area, Lounge Area, and Banquet Areas.

                          (e)     "Grand Ballroom" shall mean the area of
ground floor of the Hotel designated as the "Grand Ballroom" on the Site Plan.

                          (f)     "Gross Revenues" shall mean the gross selling
price of all food, beverages, goods and services sold in connection with



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the services to be provided by Il Fornaio under this Agreement, whether for cash or on credit (whether collected or not), together with all tips and gratuities received in connection with such services.

                 (g) "Hotel" shall mean that certain hotel located in the City of San Jose, California, commonly known as the Hotel St. Claire.

                 (h) "Lounge Area" shall mean the area of the ground floor of the Hotel designated as the "Lounge Area" on the Site Plan.

                 (i) "Major Renovation" shall mean any alteration, rehabilitation or replacement of any furniture, fixtures, equipment, and leasehold improvements costing in the aggregate more than Two Hundred Fifty Thousand Dollars ($250,000) during any 12-month period, which costs are, in accordance with generally accepted accounting principles, regarded as an expenditure for a "capital" item. The aforesaid costs shall include architectural, design and other professional fees incurred in connection with any such Renovation. A Major Renovation shall not include any of the initial renovation work of the Hotel carried out by Owner pursuant to the Ground Lease described in (k) below.

                 (i) "Meeting Facilities" shall mean the areas of the second floor of the Hotel designated as the "Meeting Facilities" on the Site Plan.

                 (k) "Owner" shall mean Hotel St. Claire Partners L.P., a California limited partnership, as tenant under that certain Ground Lease for the Hotel by and between the Redevelopment Agency of the City of San Jose, as landlord, and Owner, as tenant.

                 (1) "Required Service Date" shall mean the Commencement Date of the Restaurant Lease, as defined therein.

                 (m) "Restaurant Premises" shall mean the premises leased by Owner to Il Fornaio under the Restaurant Lease.

                 (n) "Site Plan" shall mean that certain site plan for the ground, second and top floors of the Hotel, a copy of which Site Plan is attached hereto as Exhibit "A."

                 (o) "Spartan Room" shall mean the area of the second floor of the Hotel designated as the "Spartan Room" on the Site Plan.

         2.      Food and Beverage Services.

                 (a) General. Commencing on the Required Service Date and continuing throughout the term of this Agreement, Il Fornaio shall have the sole and exclusive right to provide all food and beverage services to all guest rooms of the Hotel and to the Food




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Service Areas, all upon the terms and conditions set forth hereinbelow.

                 (b) Room Service. Commencing on the Required Service Date and continuing throughout the term of this Agreement, Il Fornaio shall provide all food and beverage services required in connection with room service to all guest rooms of the Hotel, including, without limitation, the design and preparation of a menu reasonably acceptable to MHG, receiving and processing all orders from the guest rooms of the Hotel, purchasing and preparing all food and beverages ordered by such guests, delivering all food and beverages to the appropriate guest rooms, and picking-up all trays, plates and utensils from the guest rooms or hallways. Such food and beverage services shall include breakfast, lunch and dinner daily, and shall be provided on a twenty-four (24) hour basis. Services provided between 12:00 a.m. and 6:00 a.m. may be based upon a limited selection menu reasonably acceptable to MHG. For purposes of the preceding sentence, "limited selection" shall mean food and beverage items which (i) are delivered by employees of MHG, (ii) do not require a chef or cooking during the hours of 12:00 a.m. to 6:00 a.m., and (iii) are prepared and, if necessary, reheated in facilities located in the second floor food staging area. Il Fornaio shall also have the right to stock a mini-bar in each guest room of the Hotel for purposes of selling food and beverage items to guests of the Hotel, and all such sales shall be considered as "room service" to be provided by Il Fornaio under this Agreement.

                 (c) Food Service Areas. Commencing on the Required Service Date and continuing throughout the term of this Agreement, Il Fornaio shall provide all food and beverage services required in connection with the use and operation of the Food Service Areas, which services shall include, without limitation, the design and preparation of a menu or menus acceptable to MHG, receiving and processing all orders from the Food Service Areas, preparing and delivering all food and beverages to the Food Service Areas, and picking-up all trays, plates and utensils from the Food Service Areas. Food and beverage services to the Banquet Areas shall also be subject to Section 3 below.

                 (d) Licenses and Permits. Prior to the Required Service Date, Il Fornaio shall obtain all licenses and permits required to conduct the food and beverage services described hereinabove, including, without limitation, all food and liquor licenses. MHG agrees to reasonably cooperate with Il Fornaio in obtaining such licenses and permits in connection with the sale of alcoholic beverages to guests and patrons of the Hotel.

         3. Banquet Areas. The following shall apply to the use and operation of the Banquet Areas:

                 (a) Scheduling. Commencing on the Required Service Date and continuing through the term of this Agreement, MHG shall, at six month intervals, provide a Banquet Area schedule to Il Fornaio,




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which schedule shall set forth dates (during the applicable six (6) month period) for which MHG has reserved for itself the right to schedule uses of the Banquet Areas. In determining which dates MHG intends to reserve on any schedule, MHG shall utilize its reasonable discretion based upon then current conditions impacting the hotel and banquet business in Downtown San Jose. During a period covered by any such schedule, if any dates reserved by MHG on such schedule are not booked with actual events at least forty-five (45) days prior to such date, then such date shall be available for scheduling by either Il Fornaio or MHG. Subject to the schedule provided by MHG, Il Fornaio shall provide services in connection with the scheduling of events in the Banquet Areas of the Hotel. In scheduling events for the Banquet Areas, Il Fornaio's staff shall coordinate with the staff of MHG to attempt to maximize the revenues of the Hotel and of the food and beverage operations conducted therein.

                 (b) Duties. As to any and all events in the Banquet Areas (whether scheduled by Il Fornaio or MHG), Il Fornaio shall, pursuant to its obligations in Section 2(c) above, provide for the preparation, service, cleanup and billing for all food and beverage provided in connection with such events. For all events in the Banquet Areas (whether scheduled by Il Fornaio or MHG), MHG shall provide for the set up of tables, chairs and other necessary furnishings and equipment, and shall provide for the break down of all such items following such events, which break down shall include the cleanup of the Banquet Areas following removal of Il Fornaio's food and beverage dishes, utensils, trays, and related services items.

         4. Maintenance and Repair Services. Commencing on the Required Service Date and continuing throughout the term of this Agreement, Il Fornaio shall maintain and repair the Food Service Areas and the public restrooms located on the second floor of the Hotel in a first-class condition, reasonable wear and tear excepted. In the event that Il Fornaio fails to maintain and repair the Food Service Areas and/or such public restrooms in such condition, MHG shall have the right to maintain and repair the same and, upon written demand by MHG, Il Fornaio shall reimburse MHG for ninety percent (90%) all costs and expenses incurred in connection therewith. The cost of such maintenance and repair services shall, during the term of this Agreement, be paid for by MHG, as to ten percent (10%), and by Il Fornaio, as to ninety percent (90%).

         5. Refurbishment. If, during the initial term of the Restaurant Lease, any renovation is required to be made to the Food Service Areas in order to maintain said areas in a first-class condition, the cost thereof shall be paid for by MHG, as to ten percent (10%), and by Il Fornaio, as to ninety percent (90%). The foregoing sentence notwithstanding, the cost of the first two (2) Major Renovations made during the initial term of the Restaurant Lease shall be paid for by MHG, as to thirty percent (30%), and by Il Fornaio, as to seventy percent (70%). If both of the option periods as provided in the Restaurant Lease are exercised, the cost



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of one Major Renovation made during either of those option periods shall be paid for by MHG, as to thirty percent (30%) and by Il Fornaio, as to seventy percent (70%).

       All Major Renovations shall be mutually agreed upon and approved by MHG and Il Fornaio.

         6. Conduct of Services. Il Fornaio shall provide the above-described food and beverage services, at all times, in an efficient, first-class and reputable manner which manner of services shall also be subject to any applicable standards set forth in the Ground Lease described in Section 1(k) above. In providing the services in the manner described herein, Il Fornaio shall maintain an adequate number of qualified employees and sufficient inventories.

         7.      Evaluation.

                 (a) In General. During the first six (6) months following the Required Service Date, MHG and Il Fornaio shall meet and confer on a weekly basis regarding the performance of the above-described services and operations of Il Fornaio for purposes of developing and implementing mutually acceptable modifications to improve the same. MHG and Il Fornaio shall provide each other with such reports (including budgets, business plans, interim financial statements and related reports) as may be reasonably required to evaluate the performance of such services and the profitability of the same.
In the event that the parties are in disagreement as to any material aspect of the performance of services by Il Fornaio (which disagreement does not involve an alleged breach hereunder), the parties shall engage the Consultants to review the issue underlying the disagreement and to make recommendations regarding a resolution of such disagreement. The recommendations of the Consultants shall be non-binding upon the parties.

                 (b) Room Service. Following the first six (6) months after the Required Service Date, MHG and Il Fornaio shall meet and confer to review whether the Gross Revenues allocable to room service have been sufficient to allow Il Fornaio to recoup its costs in providing such room service. "Costs" for the purposes of the preceding sentence shall mean Il Fornaio's actual food and labor costs associated with providing room service, together with an equitable allocation of Il Fornaio's administrative costs. In the event it is determined that Gross Revenues with respect to room service are not sufficient to cover Il Fornaio's costs with respect thereto, then MHG shall have the right to elect either of the following:

                          (i)     Have Il Fornaio continue to provide room
service in the same manner as during the first six (6) months following the Required Service Date and MHG shall pay to Il Fornaio, on a monthly basis, the difference between Il Fornaio's




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actual costs in providing such room service and the Gross Revenues received by
Il Fornaio in connection with such room service;

                          (ii)    Have Il Fornaio modify the room service menu,
or the hours or manner of providing room service, such that the actual costs incurred by Il Fornaio in providing such room service will be recovered by Il Fornaio from the Gross Revenues applicable thereto; or,

                          (iii)   Have Il Fornaio modify the room service menu,
or the hours or manner of providing room service, such that the actual costs incurred by Il Fornaio in providing such room service will be reduced and the difference between Il Fornaio's reduced actual costs and the Gross Revenues received by Il Fornaio in connection with such room service will be paid by MHG to Il Fornaio on a monthly basis.

         8.      Personnel.

                 (a) Employment and Supervision. Il Fornaio shall be responsible for all matters concerning personnel required to perform the above-described services (excluding personnel required to provide set-up and break-down for the Banquet Areas, which services are the responsibility of MHG pursuant to Section 3(b) above), including, without limitation, the hiring, training and supervision and discharging of all employees in connection therewith.

                 (b) Payroll. Il Fornaio shall be responsible for all obligations, costs and expenses relating to the employment of persons required to perform the above services, including, without limitation, all compensation, wages, payroll taxes and other withholdings, social security, fringe benefits, workmen's compensation and unemployment compensation.

                 (c) Nondiscrimination. Il Fornaio shall not discriminate against any employee or applicant for employment due to race, color, creed, religion, sex, marital status, age, handicap, ancestry or national origin.

       9. Operating Expenses. All expenses incurred by Il Fornaio in performing the above-described services, and in performing all of its duties under this Agreement, shall be borne exclusively by Il Fornaio (including the cost of inventories), and in no event shall MHG be required to advance or make available to Il Fornaio any funds for the performance of any such services, except as expressly provided herein.




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             10. Prices and Payment of Funds.

                 (a) Prices.

                          (i)     Food and Beverage Prices.  The individual
prices for specific food and beverage items shall be established by Il Fornaio, subject to the reasonable approval of MHG.

                          (ii)    Rental Charge for Banquet Areas.  The rental
charge for the use of the Banquet Areas shall be established by MHG, subject to the reasonable approval of Il Fornaio.

                 (b) No Operating Fee. There shall be no operating fees or other concession fees due to either party under the terms of this Agreement. It is understood by the parties that all Gross Revenues under this Agreement shall be included in Gross Sales under the Restaurant Lease (as defined therein), a percentage of which shall be due to MHG under the terms of the Restaurant Lease.

                 (c)      Receipt and Payment.

                          (i)     Room Service.  MHG shall receive all payments
(including credit card charges) in connection with the sale of all food and beverage items under Section 2(b) above (i.e., room service). Within five (5) days following the fifteenth (15th) day and the end of each calendar month during the term of this Agreement, MHG shall provide Il Fornaio with a written statement of Gross Revenues from the sale of such food and beverage items for the applicable calendar month, together with a check payable to Il Fornaio in the amount of such Gross Revenues (less the amount of credit card company service charges and fees). Il Fornaio shall retain all sales taxes for the sale of such food and beverage items and shall be responsible for paying the same to the appropriate governmental authorities.

                          (ii)    Food Service Areas.  Il Fornaio shall receive
all payments (including credit card charges) in connection with the sale of all food and beverage items under Section 2(c) above and in connection with the rental of the Food Service Areas under Section 3 above; provided, however, Banquet Area rental charges shall not be part of Gross Revenues and are to be turned over to MHG on a not less than monthly basis.

                          (iii)   Records.  MHG and Il Fornaio shall each keep
and maintain full and accurate books, records, and other pertinent data in connection with those portions of Gross Revenues (and, in the case of Il Fornaio, Banquet Area rental charges) which each party collects pursuant to the terms of this Agreement.

             11. Parking.

                 (a) Staff Parking. Commencing on the Effective Date, MHG shall provide to Il Fornaio with valet parking for up to 12 cars per day for Il Fornaio's management and staff working at the Hotel ("Staff




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Parking").  For such period as MHG provides the Staff Parking to Il Fornaio within the parking structure adjacent to the Hotel, then MHG shall provide such parking to Il Fornaio and its employees at no cost. At such time as MHG no longer has rights to the parking structure adjacent to the Hotel and is providing the Staff Parking to Il Fornaio at the convention center across from the Hotel, then Il Fornaio shall pay to MHG the monthly service charge charged to MHG by the Redevelopment Agency of the City of San Jose or the City of San Jose, as the case may be, for each space within the convention center, which amount, as of the Effective Date, is contemplated to be Twenty-Four Dollars ($24.00) per month per space. At such time as MHG is providing Staff Parking to Il Fornaio within the parking structure adjacent to the Hotel, MHG shall use reasonable efforts to provide additional spaces for the management and staff of Il Fornaio, provided such additional spaces can be accommodated in light of MHG's other parking requirements.

                 (b)      Patron Parking.  MHG shall, at no cost to Il
Fornaio, provide valet parking for patrons and guests of the Food Service Areas. After meeting and conferring with Il Fornaio, MHG shall be entitled to charge the patrons and guests of the Food Service Areas for valet service, provided such charge is at all times consistent with customary and prevailing valet parking rates for similar first class restaurants in Downtown San Jose. In the event that MHG's primary source for parking to accommodate valet service for Il Fornaio's patrons (i.e., the parking structure adjacent to the Hotel or the convention center parking) is full, MHG shall make such arrangements as are necessary to provide an alternative facility to valet park Il Fornaio's patron's vehicles. Valet charges to patrons of Il Fornaio shall not exceed the valet charge to guests of the Hotel.

                          Following the first six (6) month period following
the Required Service Date, MHG and Il Fornaio shall meet and confer to determine whether MHG's entire parking operation for the Hotel provides sufficient revenues to MHG to recoup its parking related costs while at the same time providing valet parking at no direct cost to Il Fornaio. "Cost" for the purpose of the preceding sentence shall mean MHG's actual labor costs, parking garage costs and other direct costs incurred in connection with its parking operations for the Hotel, together with an equitable allocation of MHG's administrative costs. If it is determined that MHG cannot provide Il Fornaio's valet parking at no direct cost to Il Fornaio and still recoup MHG's overall costs for the Hotel parking operations, then Il Fornaio shall have the right to elect one of the following:

                 (c) Have MHG modify the level of valet service such that MHG's revenues (including revenues from Il Fornaio's patrons) from parking operations will provide for recoupment of MHG's cost therefore, without charge to Il Fornaio or any increase charges to Il Fornaio's patrons;

                 (d) Have MHG modify the level of valet service, or continue to provide the same level of valet service and implement one of the following: (a) have Il Fornaio pay to MHG on a monthly



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basis the actual cost incurred in connection with valet service (which cost shall be exclusive of costs equitably allocated to other Hotel operations); (b) increase the charges to Il Fornaio's patrons such that MHG may recoup its cost allocable to such valet service, or (c) establish a combination of payment by Il Fornaio and increases in charges to Il Fornaio's patrons such that the combined payments and charges will allow MHG to recoup the costs allocable to such valet service.

       Any net income allocable to the valet parking system for Il Fornaio shall (after payment of all of MHG's costs allocable thereto) be shared equally between Il Fornaio and MHG. Any net income shared by Il Fornaio and MHG, as provided in the preceding sentence, shall not be included within Gross Revenues.

         12. Insurance. Commencing on the Required Service Date and continuing throughout the remaining term of this Agreement, Il Fornaio shall carry, at its expense, the policies of liability insurance required under the Restaurant Lease; provided, however, that the policies of comprehensive general liability insurance shall name both Owner and MHG as additional insured thereunder.

         13.     Indemnification.

                 (a) Il Fornaio. Il Fornaio will defend, indemnify, and hold MHG, and its representatives harmless from and against any and all costs, expenses (including attorneys' fees and court costs), losses, liabilities, damages, claims, and demands of every kind or nature (collectively, "Losses") , arising in any way from (i) use or occupancy of the Hotel by Il Fornaio or any person claiming under Il Fornaio, (ii) the conduct of Il Fornaio's business and any activity, work, or thing done or permitted by Il Fornaio in or about the Hotel, (iii) negligence or willful misconduct of Il Fornaio or its representatives, or (iv) any breach or default in the performance of any obligation on Il Fornaio's part to be performed under this Agreement. Il Fornaio will defend any such action or proceeding brought against MHG or its representatives at Il Fornaio's expense with counsel reasonably satisfactory to MHG. Il Fornaio's foregoing indemnity obligation will, however, exclude Losses arising in any way from the negligence or willful misconduct of MHG, Owner, or their representatives.

                 (b) MHG. MHG will defend, indemnify, and hold Il Fornaio and its representatives harmless from and against any and all costs, expenses (including attorneys' fees and court costs), losses, liabilities, damages, claims, and demands of every kind or nature (collectively, "Losses"), arising in any way from (i) use or occupancy of the Hotel by MHG or any person claiming under MHG, (ii) the conduct of MHG's business and any activity, work, or thing done or permitted by MHG in or about the Hotel, (iii) negligence or willful misconduct of MHG or its representatives, or (iv) any breach or default in the performance of any obligation on MHG's part to be performed under this Agreement. MHG



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will defend any such action or proceeding brought against Il Fornaio or its representatives at MHG's expense with counsel reasonably satisfactory to MHG. MHG's foregoing indemnity obligation will, however, exclude Losses arising in any way from the negligence or willful misconduct of Il Fornaio, Owner, or their representatives.

         14. Annual Business Plans. Prior to the Required Service Date, and at least once during each year thereafter during the term of this Agreement, Il Fornaio shall prepare and deliver to MHG an annual business plan and projected statement of Gross Revenues in connection with the services to be performed by Il Fornaio under this Agreement.

         15.     Term.

                 (a) Term. The term of this Agreement shall be for a period commencing on the Effective Date and ending on the termination, for any reason, of the Restaurant Lease.

                 (b)      Termination.     This Agreement may be terminated by
(i) the mutual agreement of the parties, (ii) at the election of MHG if Il Fornaio fails to cure any breach of this Agreement within thirty (30) days following written notice from MHG (or within a reasonable time thereafter if such breach cannot reasonably be cured within such thirty (30) day period, provided that at the expiration of such thirty (30) day period, Il Fornaio is diligently proceeding to cure such breach), (iii) at the election of Il Fornaio if MHG fails to cure any breach of this Agreement within thirty (30) days following written notice from Il Fornaio (or within a reasonable time thereafter if such breach cannot reasonably be cured within such thirty (30) day period, provided that at the expiration of such thirty (30) day period, MHG is diligently proceeding to cure such breach), or (iv) the termination of the Restaurant Lease.

                 (c) Cross Default. A material breach or default by Il Fornaio under the Restaurant Lease shall constitute a material breach of this Agreement.

         16. Assignment. Il Fornaio shall have no right to assign or delegate any of its rights or obligations under this Agreement except to a permitted assignee or subtenant of the Il Fornaio Premises in strict accordance with the terms and conditions of the Restaurant Lease. Il Fornaio shall have the right to review and approve any proposed assignee or transferee of Owner's interest in the Hotel to determine whether such proposed assignee or transferee intends to operate the Hotel in a manner which is consistent with Il Fornaio's operational policies. In the event Il Fornaio declines to approve any proposed assignee or transferee as provided in the preceding sentence, Owner may nevertheless proceed to transfer the Hotel to such assignee or transferee and thereafter Il Fornaio shall have the right to terminate this Agreement.




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         17.     No Partnership.  It is expressly understood by the parties hereto that nothing contained herein shall be deemed or construed as creating a partnership, joint venture or any association between Il Fornaio and Owner or MHG, or cause Owner or MHG to be responsible for any debts or obligations of Il Fornaio.

         18. Notices. Any notice, request, or other communication required or permitted by this Agreement will be in writing and will be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), delivered by national overnight delivery courier, or sent by facsimile or similar transmission which is confirmed by mail or the recipient, addressed as follows:

         MHG:             Mobedshahi Hotel Group
                          The Sherman House
                          2160 Green Street
                          San Francisco, CA 95123
                          Attn:   Manouchehr Mobedshahi

         Il Fornaio:      Il Fornaio (America) Corporation
                          1000 Sansome Street, Suite 200
                          San Francisco, CA 95111
                          Attn: Laurence B. Mindel

         Service by registered or certified mail will be deemed given three business days after mailing absent proof of sooner delivery. Service by national overnight delivery courier will be deemed given the next business day. Either party, by written notice, may change the place or places for future notices. Each recipient must have a street address for notice purposes.

         19. Entire Agreement. This Agreement is the only agreement between the parties respecting the subject matter hereof and supersedes any and all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between the parties respecting the same.

         20. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

         21. Modification. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by both parties.

         22. Attorneys' Fees. In the event either party hereto shall bring any action or legal proceeding against the other party in connection with the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs of suit.



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         23.     Governing Law.  This Agreement shall be governed by, and
construed and enforced in accordance with, the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



                                       MHG:

                                       MOBEDSRAHI HOTEL GROUP,
                                       a California corporation


                                       By:         [SIGNATURE]
                                          -------------------------------------

                                       Its:  President
                                           ------------------------------------



                                       IL FORNAIO:

                                       IL FORNAIO (AMERICA) CORPORATION,
                                       a California corporation


                                       By:         [SIGNATURE]
                                          -------------------------------------

                                       Its:  Chairman
                                           ------------------------------------



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
                                   EXHIBIT A
                                 (page 1 of 2)

               [Floor plan of food service area on ground floor.]

                                   Exhibit A
                                 (page 2 of 2)

                          [Floor plan of food service
                            areas on second floor.]